Exhibit 10.20

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT (this “Agreement”) is entered into by and between Center Cut Hospitality, Inc. (the “Company”) and Jon Howie (“Executive”) (the Company and Executive are collectively referred to herein as the “Parties”).

WHEREAS, the Company and Executive are parties to an Employment Agreement effective February 7, 2011 (the “Employment Agreement”); and

WHEREAS, Executive’s employment with the Company terminated without Cause effective May 4, 2011; and

WHEREAS the Parties wish for Executive to receive certain severance benefits to which he is not otherwise entitled but for his entry into this Agreement.

NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive and the Company, the Parties agree as follows:

1. Termination of Employment. Executive’s employment with the Company terminated effective as of May 4, 2011 (“Termination Date”). Executive will be paid his salary through the Termination Date and, no later than May 25, 2011, his accrued, unused vacation or paid time off. Executive agrees and acknowledges that such payment will be in full satisfaction of any and all wages owed through the Termination Date and that Executive is not owed any additional compensation or payment by virtue of his employment or termination of employment beyond this amount except as expressly provided for herein or that he may be entitled to under the certain letter from LSF5 Wagon Holdings, L.L.C. to Executive dated February 7, 2011 (“Transaction Bonus Agreement”) or the Cpmpany’s welfare and pension benefit plans.

2. Severance Benefits. Provided that Executive executes and does not revoke this Agreement, the Company shall:

(a) Pay Executive the gross sum of $85,000 in one lump sum, on the 10th day following the Effective Date.

(b) Continue Executive’s current salary for a period of twelve months, commencing on the first normal payroll date following the 45th day after the Termination Date, consistent with the Company’s normal payroll practices and reduced by withholdings for applicable taxes.

(c) Provided Executive elects continuation coverage under COBRA, pay the medical premiums for such continuation coverage for a period of 12 months following the Date of Termination.

3. Release.

(a) Executive agrees to fully, finally, generally, completely and forever release, acquit, and discharge the Company, the Company’s investors, owners, members, managers, stockholders, shareholders, directors, officers, subsidiaries, affiliates, predecessors, successors, representatives, employees, agents, and attorneys, if any, together with all persons controlling any of the foregoing

(the “Released Parties”), from any and all claims, potential counterclaims, demands, actions, liabilities, obligations and causes of action of whatever kind or character, whether known or unknown, liquidated or unliquidated, based in tort, contract or statute allegedly incurred or suffered by Executive in connection with his employment relationship with the Company, the termination of his employment relationship with the Company, and any other claim that Executive has or might claim to have against any Released Party for any and all injuries, harm, damages (actual, consequential and punitive), penalties, costs, losses, expenses, attorneys’ fees or liability or other detriment, if any. This Paragraph 3 includes any and all claims for violation or breach of (i) the common law (tort, contract or other) of any jurisdiction including the common law of the State of Texas; (ii) the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.; (iii) the Employment Agreement; (iv) any other agreements between Executive and the Company; and (v) any other federal, state and local statute, ordinance, and regulation governing employment including but not limited to those prohibiting discrimination or retaliation in employment upon the basis of age, race, sex, national original, religion, disability, or any other protected characteristic. This release extends to any of the foregoing claims brought by any organization, governmental agency, or person on behalf of Executive or as a class action under which Executive may otherwise have a right or benefit and Executive agrees that he is not entitled to and will not accept any such relief.

(b) Executive’s release of claims under the ADEA does not extend to any claims that arise after the execution of this Agreement and does not prevent him from challenging the validity of his release of age discrimination claims.

(c) This release does not extend to any rights Executive may have, now or in the future, (i) under the Transaction Bonus Agreement; (ii) under any Deferred Compensation Plan maintained by the Company or any of its affiliates; or (iii) to unemployment benefits.

4. Rights Regarding Age Discrimination Claims under the ADEA. Executive acknowledges and agrees that:

(a) he has had 21 days to consider this Agreement before accepting;

(b) he has been advised in writing by the Company to consult with an attorney regarding the terms of this Agreement before accepting;

(c) if he accepts this Agreement, that he has seven days following the execution of this Agreement to revoke this Agreement;

(d) this Agreement shall not become effective or enforceable until the revocation period has expired;

(e) he is receiving, pursuant to this Agreement, consideration in addition to anything of value to which he is already entitled; and

(f) he does not Waive any claims or rights that may arise after the date he executes this Agreement.

5. Affirmation of Continuing Duties.

(a) Executive expressly acknowledges and agrees that, in connection with his employment with the Company, he has been provided with the Company’s trade secrets and Confidential Information, as that term is defined in the Employment Agreement. Accordingly, Executive reaffirms the covenants set forth in Paragraph 4 of the Employment Agreement, expressly acknowledges their validity and continuing, binding effect, and agrees to abide by them in their entirety. Executive acknowledges that violation of these or any other ongoing obligations he has to the Company will terminate the Company’s obligation to pay him severance under this Agreement.

(b) The Company acknowledges and agrees that it remains obligated under Paragraph 7(i) of the Employment Agreement. Accordingly, the Company reaffirms the commitment set forth in Paragraph 7(i) (which includes asserted or alleged claims, if any, made against Executive that are related to the SEC’s investigation of trading in shares of Lone Star Steakhouse & Saloon, Inc. n/k/a Center Cut Hospitality, Inc.) and expressly acknowledges its validity and continuing, binding effect, and agrees to abide by it. The Company further agrees that it will act with all reasonable diligence and speed to remove Executive’s name from any liquor licenses held by the Company and that it will defend, indemnify, and hold Executive harmless for any and all claims or occurrences that are asserted against Executive by reason of his name being on such licenses excepting any such claim that arises from Executive’s willful misconduct.

6. Cooperation. Executive agrees that, as a condition precedent to receipt of the benefits set forth in Paragraph 2 of this Agreement, for a period of 90 days following the Date of Termination, he will consult with the Company at the request from time to time of the Company with respect the following matters: (a) assisting the Company with the transitioning of Executive’s duties, projects, and assignments; (b) advising the Company as to the status of all work product, in whatever stage it may be, that was in progress as of the Termination Date; and (c) any other matter related to Executive’s former position with the Company.

7. Non-Disparagement.

(a) Executive will not take any action or make any statement, written or oral, that disparages or criticizes the Company, or its officers, directors, agents, owners, investors, or management and business practices, or that disrupts or impairs the Company’s normal operations. The provisions of this Paragraph 7(a) shall not apply to any truthful statement required to be made by Executive in any legal proceeding or governmental or regulatory investigation.

(b) The Company agrees that it, in its corporate capacity or through its executive leadership, will not take any action or make any statement, written or oral, that disparages or criticizes Executive, or that impairs Executive’s reputation. The provisions of this Paragraph 7(b) shall not apply to any truthful statement required to be made by the Company or its employees in any legal proceeding or governmental or regulatory investigation.

8. No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9. Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of law thereof.

10. Severability. To the extent permitted by applicable law, the Company and Executive hereby agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Company and Executive’s bargain hereunder.

11. Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

13. Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. The Company may assign its rights hereunder to an affiliate. Except as set forth in the previous two sentences, and except that any payments due Executive under this Agreement shall be assignable by the Executive by will or the laws of descent and distribution, this Agreement and the rights and obligations of the Parties hereunder are personal and neither this Agreement nor any right, benefit or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

14. Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by both parties. The provisions of this Agreement amend and supersede any contrary provision of the Employment Agreement; to the extent there is any conflict between the Employment Agreement and this Agreement, this Agreement governs and is binding upon the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of May 26, 2011.

Center Cut Hospitality, Inc.

By:	/s/ Marc L. Lipshy
Name:	Marc L. Lipshy
Title:	President

EXECUTIVE

/s/ Jon W. Howie
JON HOWIE